Second Amended and Restated Appendix A
 to the
SECOND AMENDED AND RESTATED
OPERATING EXPENSES LIMITATION AGREEMENT
BETWEEN
INVESTMENT MANAGERS SERIES TRUST
AND
CHARTWELL INVESTMENT PARTNERS, LLC

Fund (and Class, as applicable)	Annual Operating Expense Limit	Effective Date
Chartwell Small Cap Value Fund
Class I	1.05%	03/16/2012
Chartwell Short Duration High Yield Fund
Class I	0.65%	07/15/2014

 Amended and approved by the Board on May 25, 2016.

 Agreed and accepted this 22nd day of June, 2016.

INVESTMENT MANAGERS SERIES TRUST		CHARTWELL INVESTMENT PARTNERS, LLC

By:	/s/ Rita Dam	By:	/s/ G. Gregory Hagar
Print Name:	Rita Dam	Print Name:	G. Gregory Hagar
Title:	Treasurer	Title:	CFO & COO

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